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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
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                                    FORM 8-K

                    PURSUANT TO SECTION 13 OR 15 (d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): October 4, 1996


                                  HOME BANCORP
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             (Exact name of registrant as specified in its charter)


           Indiana                          0-22376             35-1906765
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(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)       Identification No.)

    132 East Berry Street, P.O. Box 989
    Fort Wayne, Indiana                                         46801-0989
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 (Address of principal executive offices)                       (Zip Code)


                                 (219) 422-3502
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              (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events.

          Attached  Press  Release   Relative  to  Home  Bancorp   Special  SAIF
Assessment

                                     RELEASE
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Home Bancorp

132 EAST BERRY STREET - P.O. BOX 989                       Date October 4, 1996
FORT WAYNE, INDIANA 46801-0989                             Contact W. Paul Wolf
PHONE:  (219) 422-3502
FAX:  (219) 426-7027




                                  HOME BANCORP
                         REPORTS SPECIAL SAIF ASSESSMENT

         FORT WAYNE, INDIANA, October 4, 1996 - Home Bancorp, the holding company for Home Loan Bank fsb, announced today on the likely result of the September 30, 1996 federal legislation passage signed by President Clinton of the omnibus appropriations package.

         The legislation, part of the appropriations bill, calls for a special one-time assessment of 65.7 basis points on SAIF-insured deposits that were held at March 31, 1995. The assessment will bring the SAIF's reserve ratios to a comparable level of the BIF's, at 1.25 percent of total insured deposits.

         Chief Executive Officer W. Paul Wolf of Home Bancorp said: "The effective passage correlates with the last day of our fiscal year ended September 30, 1996 and will result in an estimated assessment pretax charge of $1,650,000 in the 1996 fiscal year fourth quarter. Based on an estimated effective federal and state tax rate of 40%, we expect after tax-earnings in the fiscal year-end fourth quarter to be negatively impacted by approximately $1.0 million.

         "We strongly support this federal legislation leading to the recapitalization of the Savings Association Insurance Fund (SAIF) and helping narrow the future gap between what financial institutions pay in premiums on deposits insured through SAIF and its counter part, the Bank Insurance Fund
(BIF)."

         Home Loan Bank serves northeastern Indiana through its 8 retail banking offices located in Allen and Adams Counties. As of June 30, 1996, Home Bancorp assets were $315.9 million with stockholders' equity of $48.9 million.

         Home Bancorp's common stock is listed on the Nasdaq National Market System and trades under the symbol "HBFW."


                                        Holding Company for Home Loan Bank